Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FOURTH QUARTER AND FISCAL 2007 RESULTS
Southampton, PA, May 11, 2007 — Environmental Tectonics Corporation (AMEX:ETC) (“ETC” or the “Company”) today announced financial results for the fiscal fourth quarter and year ended February 23, 2007.
     For the fiscal fourth quarter of fiscal 2007, which ended on February 23, 2007, ETC had a net loss of $2,896,000, or $(0.33) per share (diluted) versus a net loss of $2,044,000 or $(0.23) per share (diluted) for the corresponding period of fiscal 2006. Sales for the fourth quarter of fiscal 2007 were $3,797,000, as compared to $6,693,000 for the fourth quarter of fiscal 2006, a decrease of $2,896,000, or 43.3%. The decrease was split approximately 70%-30% between ETC’s Polish subsidiary, ETC-PZL, and ETC Southampton. ETC-PZL’s variance reflected a significantly reduced work effort in the current quarter versus the prior year’s corresponding quarter under a contract with L-3 Communications for several F-16 aircraft flight simulators and other equipment for the Polish Air Force. ETC Southampton’s decrease primarily reflected lower production in the current quarter versus the prior year’s quarter for a GL-1500 Gyro-Lab flight simulator for Pakistan.
     Gross profit for the fourth quarter of fiscal 2007 decreased $1,715,000, or 137.4%, representing the sales decrease coupled with a 30.9 percentage point decrease in the rate as a percentage of sales. The gross profit dollar decrease reflected the aforementioned impact of reduced sales and corresponding gross profit partially offset by a decrease in charges for inventory reserves. The gross profit rate decrease reflected reductions in most product lines in ETC Southampton and lower percentage of completion revenue without an offsetting reduction in cost in ETC-PZL.
     Operating loss was $2,737,000 versus a loss of $1,432,000 for the prior period, reflecting the aforementioned gross margin decrease partially offset by a $275,000, or 11.0% reduction in selling and administrative expenses and a $135,000, or 77.1% reduction in research and development expenditures.
     For the fiscal year ended February 23, 2007, the Company experienced a net loss of $8,681,000 versus a net loss of $6,714,000 for fiscal 2006. Total sales were $17,419,000, a decrease of $7,650,000 or 30.5% from fiscal 2006. The reduction was approximately equally split between ETC Southampton (down $3,657,000 or 18.6%) and ETC-PZL (down $3,801,000 or 73.4%). Product line sales in ETC Southampton in the current period were down in three product categories (environmental, down $2,105,000, Pilot Training Systems (PTS), down $2,076,000, and parts and service, down $255,000), with partial offsets primarily in sterilizers (up $466,000) and simulation (up $186,000). Reduced sales in environmental reflected a significant decrease in domestic automotive sales. The decrease in PTS sales reflected significant production activity in the prior period for a pilot selection system purchased through the U.S. Army Corp of Engineers for a Middle Eastern country. Parts and service experienced reduced domestic activity. Sterilizers benefited from a significant increase in international contracts which was only partially offset by a decrease domestically. Simulation reflected higher domestic sales. ETC-PZL reflected reduced production on the aforementioned L-3 Communications simulator contract.
     Geographically, domestic sales were $6,012,000, down $3,128,000, or 34.2%, from fiscal 2006, and represented 34.5% of total sales, down from 36.5% in fiscal 2006, reflecting reduced activity in most product categories. Reflecting the aforementioned decrease in the U.S. Army Corp of Engineers project, U.S. government sales decreased to $586,000, as compared to $2,586,000 in fiscal 2006, and represented 3.4% of total sales, down from 10.3% in fiscal 2006. International sales, including those in the Company’s foreign subsidiaries, were $10,821,000, down $2,522,000 or 18.9%, from the prior period, but represented 62.1% of total sales, up from 53.2% in fiscal 2006. An increase in ETC Southampton international sales in the current period (primarily sterilizers) was completely offset by the aforementioned significant reduction in ETC-PZL.
     Gross profit for fiscal 2007 decreased by $3,279,000 or 61.3% from fiscal 2006 reflecting the sales decrease and a 9.4 percentage point decrease in the gross profit rate as a percent of sales. The dollar decrease primarily resulted from the aforementioned sales reductions sales in ETC Southampton who also was the primary contributor to the rate decrease. PTS, environmental and sterilizers all experienced significantly reduced rates. PTS suffered due to additional development work performed in the current period on the Jupitor Gyro-Lab contract and also reflected unfavorably to the prior period which included significant production for a higher gross profit contract from the aforementioned U.S. Army Corp of Engineers. The environmental gross profit rate reflected a cost overrun on a domestic automotive project. Sterilizers had reduced rates for domestic work. ETC-PZL had reduced gross profit dollars on the reduced sales activity, although their rate was up from the prior period.
Selling and Administrative Expenses.
     Selling and administrative expenses decreased $450,000, or 4.7%, from fiscal 2006, although the rate as a percent of sales increased from 38.4% in fiscal 2006 to 52.7% in fiscal 2007. The major dollar differences between the periods were reduced commissions on reduced sales coupled with a higher mix of non-commissionable sales, lower bad debt expense, and lower claims expenses. Three types of spending in this expense category, sales commissions, claim costs, and public company related expenses, accounted for approximately 28% of total selling and administrative expenses in the current period.

Selected Financial Data
(unaudited)
(thousands, except share and
per share information)

	Fiscal Quarter Ended		Fiscal Year Ended
	Feb. 23, 2007	Feb. 24, 2006	Feb. 23, 2007	Feb. 24, 2006
Sales	$3,797	$6,693	$17,419	$25,069

Gross (loss)profit	(467)	1,248	2,071	5,350

Operating loss	(2,737)	(1,432)	(7,673)	(4,719)

Pre-tax loss	(3,009)	(1,899)	(8,766)	(6,561)

Minority interest	(24)	13	(8)	17

Net loss	$(2,896)	$(2,044)	$(8,681)	$(6,714)

Loss per share
Basic	$(0.33)	$(0.23)	$(.99)	$(0.74)
Average shares	9,028,000	9,023,000	9,030,000	9,021,000
Diluted	$(0.33)	$(0.23)	$(.99)	$(0.74)
Average shares	9,028,000	9,023,000	9,030,000	9,021,000
     William F. Mitchell, ETC’s President and Chairman, stated, “Although financial success continued to elude our company in fiscal 2007, we did not lose focus of the major strategic initiatives which we are currently implementing. I want to highlight some of the major ones:
     “By far our most important transition at ETC is occurring in our aircrew training business. Over the past few years we have invested many millions of dollars, a significant amount of our technology staff resources, and a major part of our marketing budget in developing and constructing our National Aerospace Training and Research (NASTAR) Center. I am proud to say that we are now in the final stages of this project and expect to be fully operational by the fall. Our marketing successes this year included obtaining grants and contracts from the National Aeronautics and Space Administration (NASA) and the Federal Aviation Administration (FAA) totaling $1.3 million to evaluate application of our flight simulation technologies to the area of airplane upset conditions. And in February the U.S. Air Force Research Lab issued a business plan which requests funds to begin validation of our Authentic Tactical Fighter System technology as an alternative method of training for high performance jet pilots to learn and hone their air combat skills. I expect our NASTAR Center to offer a long-term return consistent with our significant investment.
     “In our ADMS product line, we recently hired Mr. Marco van Wijngaarden as President of the Simulation Division. Mr. van Wijngaarden comes to ETC from the Netherlands’ National Institute for Safety (NIFV), where he served as the Simulation Project Leader for the last six years, and as Director of Training for the last three years.

Mr. van Wijngaarden’s first task will be to develop and implement a training model for this product.
     “Total backlog increased $4.9 million or 50% from year-end fiscal 2006. Both our environmental and sterilizer divisions managed to increase their bookings and backlogs significantly. Combined, they were up $6.2 million or 260% from year-end fiscal 2006. We anticipate that bookings will continue to be strong this year for each of these two divisions.
     “Although I have been as disappointed as you probably are in our results, I also understand that a major restructuring effort in any Company is disruptive and expensive. But I see the “light at the end of the tunnel”. Opening NASTAR for business will be a major milestone in ETC’s transformation. I am confident we have picked the right path; I am hopeful that this year we will see the seeds we have sown begin to bear fruit.”
     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 24, 2006.
Contact: Duane D. Deaner, CFO     Tel: 215-355-9100     (ext. 1203)     Fax: 215-357-4000
ETC — Internet Home Page:     http://www.etcusa.com.

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